Exhibit 99.1

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS THIRD QUARTER FINANCIAL RESULTS

Announces Restructuring of Operations

HILLSBORO, Ore.  -  October 26, 2005  -  Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the third quarter ended September 2005. The Company also announced a restructuring of operations and workforce reduction, which it expects to complete in the fourth quarter of 2005.

Revenue for the third quarter was $53.4 million, an increase of two percent from last quarter’s revenue of $52.4 million and down seven percent from the $57.3 million reported in the same quarter a year ago.

Quarterly revenue from PLD products was $43.2 million, or 81 percent of total revenue, and grew over one percent sequentially.  Quarterly revenue from FPGA products was $10.2 million, or 19 percent of total revenue, and grew four percent sequentially.  Quarterly revenue from New products, now 36 percent of total revenue, grew 16 percent sequentially and 61 percent on a year over year basis.

Other income for the third quarter was $3.4 million and included a $1.4 million gain related to the repurchase of outstanding zero coupon convertible notes.

Net loss for the third quarter was $7.1 million ($0.06 per share). This loss includes a $4.0 million charge for amortization of intangible assets.  Excluding the amortization charges, net loss for the quarter was $3.1 million ($0.03 per share).  These non-cash amortization charges have been highlighted as they are not expected to continue at these levels and are currently expected to be substantially eliminated in 2008.

The Company believes exclusion of these charges more closely approximates its cash earnings performance.  A reconciliation of non-GAAP net income (loss) to GAAP net loss accompanies the financial tables in this earnings release.

Lattice Semiconductor further announced today a corporate restructuring to consolidate operations, streamline engineering functions and lower operating expenses. These actions will not impact the Company’s product direction, which remains unchanged. The Company also announced a voluntary separation program for certain employees. As a result of these actions, the Company expects that total headcount will be reduced by approximately 12-14%. A restructuring charge, currently estimated to be in the $8-$10 million range, is expected to be recorded in the fourth quarter of 2005.  The Company currently estimates that the restructuring will result in a reduction in operating expenses, effective the first quarter of 2006, of an estimated $3.5-$4.5 million per quarter.

“While regrettable for those employees directly affected, our planned restructuring is necessary to more closely align our operating costs with near-term revenue expectations and signifies a positive step forward for our investors and for our continuing employees”, stated Steve Skaggs, President and Chief Executive Officer.  “We are executing well on our new product roadmap and remain encouraged by customer reception for these products.  Assuming continued new product revenue growth and positive industry conditions, we believe this restructuring will lead to a return to quarterly operating profit, excluding non-cash charges, in 2006.”

Business Highlights:

•                  Shipped initial samples of the remaining two devices (XP15 and XP20) of our second next generation FPGA product, the five device LatticeXPTM family. This innovative family, built on an advanced 0.13 micron embedded flash process technology, offers customers compelling advantages in the areas of design security, instant-on logic functionality and field reprogrammability compared to traditional SRAM based volatile FPGAs.

•                  Announced the addition of a new power savings feature that reduces standby power by over a factor of 1000 for our LatticeXPTM family and allows these devices to utilize only 120µA of standby current.

•                  Shipped initial samples of the remaining two devices (XO1200 and XO2280) of our four device MachXOTM family. This new product line is designed to support customer applications that traditionally have been addressed by either high-density CPLDs or low-capacity FPGAs. Using an innovative architecture based on an advanced 0.13 micron embedded flash technology and the industry-standard 4-input Look-up Table (LUT) building block, MachXOTM devices offer increased features, lower power consumption and substantial cost saving when compared to existing programmable solutions.

Business Outlook – December 2005 Quarter:

•                  Revenue is expected to grow 1%-3% percent sequentially;

•                  Gross margin percentage is expected to be approximately flat;

•                  Total quarterly operating expenses are expected to be approximately $36 to $37 million;

•                  Intangible asset amortization is expected to be approximately $3.7 million;

•                  A one-time restructuring charge is expected to be approximately $8-$10 million; and

•                  Other income is expected to be approximately $2.0 million.

On October 27, 2005, Lattice will hold a telephone conference call at 5:30 a.m. (Pacific Time) with financial analysts.  Investors may listen to the conference call live via the web at www.lscc.com.  Replays of the call will also be available at www.lscc.com.  On December 15, 2005, Lattice plans to publish a “Business Update Statement” on its website.  The Company’s financial guidance will be limited to the comments on the public quarterly earnings call and these public business outlook statements.

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including statements about the expected impact, and timing of, the restructuring on our business and financial results, future quarterly financial results, revenues, customers, product offerings and the Company’s ability to compete.  Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including the ability of the Company to successfully complete its restructuring without disruption of its business, any delays in the timing of the restructuring and related charge, the possibility that the Company incorrectly estimated the restructuring charge, the ability of the Company to realize the anticipated benefits from the restructuring and the timing of those benefits, the impact of the ongoing Special Litigation Committee’s investigation and the Securities and Exchange

Commission’s informal inquiry and any resulting actions, overall semiconductor market conditions, market acceptance and demand for the Company’s new products, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks.   The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation provides the industry’s broadest range of Field Programmable Gate Arrays (FPGA) and Programmable Logic Devices (PLD), including Field Programmable System Chips (FPSC), Complex Programmable Logic Devices (CPLD), Programmable Mixed-Signal Products (ispPAC®) and Programmable Digital Interconnect Devices (ispGDX®).  Lattice also offers industry leading SERDES products.  Lattice is “Bringing the Best Together” with comprehensive solutions for system design, including an unequaled portfolio of non-volatile programmable devices that deliver instant-on operation, security and “single chip solution” space savings.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets.  Company headquarters are located at 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, USA; telephone 503-268-8000, fax 503-268-8037.  For more information about Lattice Semiconductor Corporation, visit http://www.latticesemi.com

#  #  #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), LatticeECP, LatticeXP, MachXO, ispLever, LatticeMico8 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended			Nine months ended
Description	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$53,390	$52,396	$57,281	$157,069	$177,291

Costs and expenses:
Costs of products sold	23,398	22,862	24,848	68,431	75,799
Research and development	22,719	24,483	23,213	71,759	68,071
Selling, general and administrative	13,558	16,433	13,630	44,324	40,786
Amortization of intangible assets (1)(2)	3,968	4,113	5,785	12,497	41,490

Total costs and expenses	63,643	67,891	67,476	197,011	226,146
Loss from operations	(10,253)	(15,495)	(10,195)	(39,942)	(48,855)

Other income, net	3,405	7,436	3,989	14,250	10,232

Loss before provision for income taxes	(6,848)	(8,059)	(6,206)	(25,692)	(38,623)

Provision for income taxes	237	100	118	437	218

Net loss	$(7,085)	$(8,159)	$(6,324)	$(26,129)	$(38,841)

Basic net loss per share	$(0.06)	$(0.07)	$(0.06)	$(0.23)	$(0.34)

Diluted net loss per share	$(0.06)	$(0.07)	$(0.06)	$(0.23)	$(0.34)

Shares used in per share calculations:

Basic	113,544	113,469	113,181	113,495	112,871

Diluted (3)	113,544	113,469	113,181	113,495	112,871

Notes:

(1) Intangible assets subject to amortization aggregate $30.0 million, net, at September 30, 2005 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002 and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(2) Includes $0.4 million, $0.6 million and $0.7 million of deferred stock compensation expense for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004, respectively, attributable to Research and Development activities. Includes  $1.6 million and $2.8 million of deferred stock compensation expense for the nine months ended September 30, 2005 and September 30, 2004, respectively, attributable to Research and Development activities.

(3) For all periods presented, the computation of diluted net loss per share excludes the effect of stock options and our Zero Coupon Convertible Subordinated Notes, as they are antidilutive.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

	September 30,	December 31,
Description	2005	2004
	(unaudited)

Assets

Current assets:
Cash and marketable securities	$263,773	$296,295
Accounts receivable, net	26,408	19,587
Inventories	32,259	38,634
Other current assets	28,517	46,527
Total current assets	350,957	401,043

Property and equipment, net	45,170	47,586
Foundry investments, advances and other assets	82,780	97,877
Goodwill and other intangible assets, net (1)	253,539	264,400

	$732,446	$810,906

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$42,794	$61,161
Deferred income on sales to distributors	12,955	11,399
Total current liabilities	55,749	72,560

Zero Coupon Convertible Subordinated Notes due in 2010	133,500	169,000
Other long-term liabilities	24,903	26,755
	158,403	195,755

Stockholders’ equity	518,294	542,591

	$732,446	$810,906

Note:

(1) At September 30, 2005, includes approximately $223.6 million in Goodwill and $30.0 million of other intangible assets, net, related to previous acquisitions. The other intangible assets are being amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

Appendix 1

Lattice Semiconductor Corporation

Consolidated Operations Information- Non-GAAP Basis (1)

(in thousands, except per share data)

(unaudited)

	Three months ended			Nine months ended
Description	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$53,390	$52,396	$57,281	$157,069	$177,291

Costs and expenses:
Costs of products sold	23,398	22,862	24,848	68,431	75,799
Research and development	22,719	24,483	23,213	71,759	68,071
Selling, general and administrative	13,558	16,433	13,630	44,324	40,786

Total costs and expenses	59,675	63,778	61,691	184,514	184,656
Loss from operations	(6,285)	(11,382)	(4,410)	(27,445)	(7,365)

Other income, net	3,405	7,436	3,989	14,250	10,232

(Loss) income before provision for income taxes	(2,880)	(3,946)	(421)	(13,195)	2,867

Provision for income taxes	237	100	118	437	218

Non-GAAP net (loss) income	$(3,117)	$(4,046)	$(539)	$(13,632)	$2,649

Diluted Non-GAAP (loss) income per share (2)	$(0.03)	$(0.04)	$(0.00)	$(0.12)	$0.02

Shares used in calculations	113,544	113,469	113,181	113,495	114,222

Notes:

(1)  This table presents operating information that is consistent with the information reported by Thompson Financial, Reuters and Zacks for Lattice Semiconductor Corporation.

(2)  For the year 2005 periods presented and for the three months ended September 30, 2004 the computation of diluted Non-GAAP loss excludes the effect of stock options and our Zero Coupon Subordinated Convertible Notes as they are antidilutive.  For the nine months ended September 30, 2004 the computation of diluted Non-GAAP income includes the effect of stock options but excludes the effect of our Zero Coupon Subordinated Convertible Notes as they are antidilutive.

Appendix 2

Lattice Semiconductor Corporation

Non-GAAP Earnings Reconciliation (1)

(unaudited)

	Three months ended			Nine months ended
Description	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net loss	$(0.06)	$(0.07)	$(0.06)	$(0.23)	$(0.34)

Add:
Amortization of intangible assets	$0.03	$0.03	$0.06	$0.11	$0.36
Non-GAAP (loss) income	$(0.03)	$(0.04)	$(0.00)	$(0.12)	$0.02

Notes:

(1)   This table reconciles net loss to non-GAAP information, which is presented in Appendix 1, on a per-share basis.

Appendix 3

LATTICE SEMICONDUCTOR CORPORATION

- Supplemental Historic Financial Information -

(Q3 2005)

	Q305	Q205	Q304
Operations Information
Percent of Revenue
Gross Margin	56.2%	56.4%	56.6%
R&D Expense	42.6%	46.7%	40.5%
SG&A Expense	25.4%	31.4%	23.8%
Operating Loss	-19.2%	-29.6%	-17.8%
Operating Loss (Non-GAAP)	-11.8%	-21.7%	-7.7%

Depreciation Expense ($000)	3,199	3,412	4,185
Capital Expenditures ($000)	3,305	2,768	1,361

Balance Sheet Information
Current Ratio	6.3	6.6	5.6
A/R Days Revenue Outstanding	45	45	43
Inventory Months	4.1	4.5	4.7

Revenue % (by Product Family)
FPGA	19%	19%	20%
PLD	81%	81%	80%

Revenue % (by Product Classification*)
New	36%	32%	21%
Mainstream	29%	32%	43%
Mature	35%	36%	36%

Revenue % (by Geography)
Americas	31%	32%	31%
Europe (incl. Africa)	24%	23%	22%
Asia (incl. ROW)	45%	45%	47%

Revenue % (by End Market)
Communications	51%	53%	50%
Computing	18%	16%	20%
Other	31%	31%	30%

Revenue % (by Channel)
Direct	65%	62%	62%
Distribution	35%	38%	38%

* Product Classification:

New:	LatticeEC/P, LatticeXP, MachXO, FPSC, XPLD, XPGA, GDX2, ORCA 4, ispMACH 4000/Z, ispPAC-PWR, ispCLK
Mainstream:	ORCA 3, GDX/V, ispMACH L/V, ispLSI 2000V, ispLSI 5000V, ispLSI 8000V, ispMACH 5000V/G, and Other
Mature:	ORCA 2, all 5-Volt CPLDs, all SPLDs